UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2014 (May 15, 2014)

NEW JERSEY RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-8359 (Commission File Number)	22-2376465 (IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		07719
(Address of principal executive offices)		(Zip Code)

(732) 938-1480
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 15, 2014, New Jersey Natural Gas Company (the “Company”), as borrower, entered into a $250,000,000, five-year, revolving, unsecured credit facility (the “New Credit Facility”) with the several lenders parties thereto, and PNC Bank, National Association (“PNC Bank”), as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent and U.S. Bank National Association, TD Bank, N.A., and Santander Bank, N.A., as Documentation Agents. PNC Capital Markets LLC and Wells Fargo Securities, LLC, were the Joint Lead Arrangers of the New Credit Facility. The New Credit Facility refinances an earlier credit facility that provided for a $200,000,000 revolving credit facility that was scheduled to expire on August 24, 2014 (the “Prior Credit Facility”), but has now been terminated. The New Credit Facility is scheduled to terminate on May 15, 2019.
Borrowings under the New Credit Facility bear interest, at the Company’s option at (i) at a rate per annum equal to the greater of (A) PNC Bank’s prime rate, (B) the Federal Funds Open Rate, as quoted on stated electronic sources that display such rate, plus 0.50%, and (C) the Daily LIBOR Rate (as defined in the New Credit Facility) plus 1.00%, plus in the case of (A), (B), and (C), an applicable margin between 0.00% and 0.625%, depending upon the credit rating of the Company from Standard & Poor’s and Moody’s Investor Services, Inc., or another nationally recognized statistical rating agency (“Credit Rating”), or (ii) a rate per annum equal to the LIBOR Rate plus an applicable margin of 0.875% to 1.625%, depending on the Credit Rating. The Commitment Fee Rate for the New Credit Facility may range from 0.075% to 0.20%, depending upon the Credit Rating. As of the closing of the New Credit Facility, the Commitment Fee Rate was 0.075%, the applicable margin for loans described in (i) above was 0.00% and the applicable margin for loans described in (ii) above was 0.0875%. The New Credit Facility permits the borrowing of revolving loans and swingline loans, and includes a $30,000,000 sublimit for the issuance of letters of credit. The New Credit Facility also includes an accordion feature, which would allow the Borrower, in the absence of a default or event of default, to request an increase from time to time, from the existing or new lenders, of the revolving credit commitments under the New Credit Facility in minimum $15,000,000 increments up to a maximum of $50,000,000.
The New Credit Facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (a) a maximum leverage ratio (consolidated total indebtedness to consolidated total capitalization as defined in the New Credit Facility), of not more than 0.65 to 1.00 at any time; (b) limitations on liens and incurrence of debt, investments, mergers and asset dispositions, and the use of the proceeds of the New Credit Facility; (c) requirements to preserve corporate existence, and comply with laws; and (d) default provisions, including defaults for non-payment, breaches of representations and warranties, insolvency, and non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the New Credit Facility could result in all loans and other obligations of the Company becoming immediately due and payable and the New Credit Facility being terminated.
This description of the New Credit Facility is not complete and is qualified in its entirety by reference to the entire New Credit Facility, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2014. The Company and its affiliates regularly engage the banks listed above to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 1.02	Termination of a Material Definitive Agreement.
The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired.        Not applicable.
(b)    Pro Forma Financial Information.                Not applicable.
(c)    Exhibits                            None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION
Date: May 19, 2014
By: /s/ Glenn C. Lockwood
Glenn C. Lockwood Executive Vice President and Chief Financial Officer